77C: Submission of matters to a vote of security holders

At the annual meeting of all shareholders of Corporate High Yield Fund, Inc. held on August 15, 2006, the results were as follows:

PROPOSAL 1.

    To elect James H. Bodurtha, Kenneth A. Froot, Robert C. Doll, Jr., Joe Grills, Herbert I. London, Roberta Cooper Ramo and Robert S. Salomon, Jr. to the Board of Directors to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement or removal.  With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Withheld from Voting

James H. Bodurtha

24,793,473

1,200,988

Kenneth A. Froot

24,802,566

1,191,895

Robert C. Doll, Jr.

24,784,650

1,209,811

Joe Grills

24,793,812

1,200,649

Herbert I. London

24,793,157

1,201,304

Roberta Cooper Ramo

24,787,707

1,206,754

Robert S. Salomon, Jr.

24,792,757

1,201,704

PROPOSAL 2.

     To approve a new investment advisory agreement between the Fund and BlackRock Advisors, Inc. or its successor (“BlackRock Advisors”). With respect to Proposal 2, the shares of the Funds were voted as follows:

For

Against

Abstain

Broker Non-Vote

17,929,891

711,948

721,318

6,631,304

PROPOSAL 3.

     To approve a contingent subadvisory agreement between the Fund’s Advisor and BlackRock Advisors (the “BlackRock Subadvisor”).  With respect to Proposal 3, the shares of the Funds were voted as follows:

For

Against

Abstain

Broker Non-Vote

17,944,815

686,049

732,293

6,631,304